Exhibit 10.1
AMENDMENT
TO
AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
     THIS AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into on December 18, 2008, by and between SILICON VALLEY BANK (“Bank”) and I-FLOW CORPORATION, a Delaware corporation (“Borrower”) whose address is 20202 Windrow Drive, Lake Forest, California 92630.
Recitals
     A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of May 8, 2003, (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).
     B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
     C. Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.
Agreement
     Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
     2. Amendments to Loan Agreement. The Loan Agreement is amended as follows, effective on the date hereof:
          2.1 Revolving Advances and Credit Extensions. Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 of the Loan Agreement are amended and restated to read as follows:
     “2.1.1 Revolving Advances.
“(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

“(b) Streamline Period. Borrower may, at its option, elect not to have any Advances outstanding during specified periods of time (each, a ‘Streamline Period’). Initially, the Streamline Period shall be in effect. To terminate a Streamline Period, Borrower shall provide Bank at least 30 days prior written notice thereof together with such information relating to the Eligible Accounts and other Collateral as Bank may specify. If a Streamline Period has been terminated, then, at least 10 days prior to requesting that a Streamline Period be put back into effect, Borrower shall give Bank written notice thereof, specifying the date the Streamline Period is to begin. On or prior to the Business Day immediately preceding the commencement of the Streamline Period, Borrower will pay to Bank, by wire transfer, an amount sufficient to repay in full all outstanding Advances, all accrued interest thereon, and all other outstanding monetary Obligations. A Streamline Period may not be put into effect if (i) there are outstanding Obligations in connection with Cash Management Services, or (ii) there are any issued (even if undrawn) Letters of Credit. During a Streamline Period, Borrower will not be permitted to incur Obligations in connection with Cash Management Services, and no Letters of Credit will be issued. During a Streamline Period, Borrower may not request any Advances, and Bank shall have no obligation to make any Advances.
“(c) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
“(d) Overadvance. If at any time or for any reason any Credit Extension(s) shall exceed any limit thereon contained herein (such excess, an ‘Overadvance’), Borrower shall immediately pay the amount of the excess in cash to Bank, without notice or demand. Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
     “2.1.2 Letters of Credit Sublimit.
“(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account, provided that, after giving effect to such Letters of Credit: (1) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves shall not exceed $1,500,000; and (2) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves, plus the FX Reserve, plus amounts used for Cash Management Services, and plus the outstanding principal balance of any Advances (including any amounts used for Cash Management Services) shall not exceed the lesser of (i) the Maximum Dollar Amount, or (ii) the Borrowing Base. The aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the ‘Letter of Credit Application’). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
“(b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
“(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the ‘Letter of Credit Reserve’) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
“2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a ‘FX Forward Contract’) on a specified date (the ‘Settlement Date’); provided that, after giving effect to such FX Forward Contracts and the FX Reserve applicable thereto, the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves, plus the FX Reserve, plus amounts used for Cash Management Services, and plus the outstanding principal balance of any Advances (including any amounts used for Cash Management Services) shall not exceed the lesser of (i) the Maximum Dollar Amount, or (ii) the Borrowing Base. FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to $1,500,000 (the ‘FX Reserve’). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the ‘FX Reduction Amount’). Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
“2.1.4 Cash Management Services Sublimit. Borrower may use up to $1,500,000 of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the ‘Cash Management Services’), provided that, after giving effect to such utilization, the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves, plus the FX Reserve, plus amounts utilized for Cash Management Services, and plus the outstanding principal balance of any Advances (including any amounts used for Cash Management Services)

shall not exceed the lesser of (i) the Maximum Dollar Amount, or (ii) the Borrowing Base. Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.”
          2.2 Interest.
               (a) Delete LIBOR Option. Sections 2.2A, 3.5, 3.6 and 3.7 of the Loan Agreement, all of which relate to LIBOR Advances, are hereby deleted from the Loan Agreement. All references in the Loan Agreement to “LIBOR Advances” are hereby deleted from the Loan Agreement, and all Advances shall be Prime Rate Advances. In addition, the definitions of the following terms, all of which relate to LIBOR Advances, are hereby deleted from the Loan Agreement: “Continuation Date”, “Conversion Date”, “Interest Period”, “Interest Rate Determination Date”, “LIBOR Rate”, “LIBOR Rate Margin”, “LIBOR”, “LIBOR Advance”, “Notice of Conversion/Continuation”, “Regulatory Change”, “Reserve Requirement”.
               (b) Interest Provisions. Section 2.3 of the Loan Agreement is hereby amended to read as follows:
     “2.3 Payment of Interest on the Credit Extensions.
“(a) Interest Rate; Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to one percentage point above the Prime Rate, provided that the interest rate in effect on any day shall not be less than four percent per annum, which interest shall be payable monthly.
“(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate which is otherwise applicable to the Obligations (the ‘Default Rate’). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
“(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
“(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

“(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
“(f) Payment; Interest Computation. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.”
          2.3 Financial Covenants. Section 6.7 of the Loan Agreement is hereby amended in its entirety to read as follows:
“6.7 Financial Covenants. Borrower shall maintain at all times during the effectiveness of this Agreement, on a consolidated basis, tested quarterly during the term hereof (unless otherwise indicated below):
“(a) Quick Ratio. A ratio of Quick Assets to Modified Current Liabilities of at least 1.20 to 1.00, commencing with the fiscal quarter ending September 30, 2008, and continuing each fiscal quarter thereafter.
“(b) Adjusted Net Profit. Positive Adjusted Net Profit each fiscal quarter commencing with the fiscal quarter ending December 31, 2008, and continuing each fiscal quarter thereafter, subject to the following exception: for the fiscal quarter ending March 31, 2009 only, Borrower shall be permitted to have a net loss not to exceed $750,000 (computed in the same manner as Adjusted Net Profit).”
          2.4 Permitted Stock Repurchase. The portion of Section 7.6 of the Loan Agreement, which presently reads as follows:
“Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.”
is hereby amended in its entirety to read as follows:
“Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except that Borrower may repurchase shares of its capital stock in compliance with applicable law, for an aggregate purchase price not to exceed

$10,000,000 in any calendar year (on a non-cumulative basis), commencing with the 2008 calendar year.”
          2.5 Financial Statements, Reports, Certificates. Section 6.2 of the Loan Agreement is hereby amended in its entirety to read as follows:
          “6.2 Financial Statements, Reports, Certificates.
“(a) Borrower will deliver to Bank: (i) as soon as available, but no later than five days after the earlier to occur of the date each of the Reports 10-Q and 10-K of Borrower is filed or required to be filed with the Securities and Exchange Commission, each of such 10-Q and 10-K Reports and all other documents and information filed in connection therewith; (ii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more (except for product liability claims asserting chondrolysis of the shoulder, as to which Borrower will keep Bank generally advised on an aggregate basis), on a joint basis for all such entities; (iii) budgets, sales projections, operating plans or other financial information Bank reasonably requests, including without limitation annual financial projections for the each fiscal year within 90 days after commencement of such fiscal year, as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and (iv) prompt notice of any material change in the composition of the Intellectual Property or knowledge of an event that materially adversely affects the value of the Intellectual Property.
“(b) Concurrently with the delivery of the financial reports set forth in clause (a)(i) above, Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D hereto.
“(c) Borrower shall allow Bank to audit Borrower’s Collateral and its books and records at Borrower’s expense, provided that such audits will not be conducted more frequently than once during the 90-day period ending February 28, 2009, and not more frequently than once in each succeeding twelve-month period, provided that (i) such audits will not be conducted more frequently than twice in any succeeding twelve-month period in which, at any time, a Streamline Period is not in effect, and (ii) there shall be no restriction on such audits if any Default or Event of Default has occurred and is continuing.
“(d) During any period in which a Streamline Period is not in effect, Borrower will deliver to Bank the following additional reports, in form acceptable to Bank:
“(i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidating balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer, accompanied by a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D hereto; and
“(ii) within 20 days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, general ledger, and Borrowing Base certificate.”
          2.6 Defined Terms. The following definitions are hereby added to Section 13.1 of the Loan Agreement, and, to the extent any of the following terms are already defined in Section 13.1 of the Loan Agreement, they are amended to read as set forth below:
“‘Adjusted Net Profit’ means net profit (a) excluding the effects of non-cash charges related to stock compensation expense, FIN45, FIN48 and FAS5, and (b) including any income from discontinued operations, with all of the foregoing as determined in accordance with GAAP, consistently applied.”
“‘Advance’ or ‘Advances’ means an advance (or advances) under the Revolving Line.”
“‘Availability Amount’ is (a) the lesser of (i) the Maximum Dollar Amount or (ii) or the amount available under the Borrowing Base, minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reserve, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.”

“‘Borrowing Base’ is up to 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.”
“‘Business Day’ is any day that is not a Saturday, Sunday or a day on which Bank is closed.”
“‘Eligible Accounts’ means Accounts which arise in the ordinary course of Borrower’s business, which meet all Borrower’s representations and warranties in Section 5.2. Bank reserves the right at any time and from time to time, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
“(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;
“(b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
“(c) Accounts billed in the United States and owing from an Account Debtor which does not have its principal place of business in the United States unless such Accounts are otherwise Eligible Accounts and (i) are covered in full by credit insurance satisfactory to Bank, less any deductible, or (ii) are supported by letter(s) of credit acceptable to Bank, or (iii) are in an aggregate amount not exceeding $3,500,000, or (iv) are otherwise approved by Bank in writing;
“(d) Accounts billed or payable outside of the United States unless the Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts, in a manner satisfactory to Bank in its sole discretion;
“(e) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called ‘contra’ accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;
“(f) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

“(g) Accounts with credit balances over ninety (90) days from invoice date;
“(h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves the same in writing;
“(i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof, except for (i) such Accounts as to which Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended, and (ii) such Accounts which in the aggregate do not exceed $750,000;
“(j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a ‘sale guaranteed’, ‘sale or return’, ‘sale on approval’, or other terms if Account Debtor’s payment may be conditional;
“(k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
“(l) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
“(m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
“(n) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
“(o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called ‘bill and hold’ accounts);
“(p) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);
“(q) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
“(r) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;
“(s) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);
“(t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
“(u) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and
“(v) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.”
“‘Maximum Dollar Amount’ is Twenty Million Dollars ($20,000,000).”
“‘Modified Current Liabilities’ are the aggregate amount of Borrower’s Current Liabilities (excluding deferred tax liabilities, litigation charges, and any liabilities under Financial Accounting Standards Board Interpretation (FIN) No. 45 and No. 48 classified as Current Liabilities).”
“‘Revolving Advance’ or ‘Revolving Advances’ means an Advance or Advances.”
“‘Revolving Line’ is an Advance or Advances in an aggregate amount of up to the Maximum Dollar Amount outstanding at any time.”
“‘Revolving Line Maturity Date’ is December 17, 2009.”

          2.7 Compliance Certificate. The form of Compliance Certificate, Exhibit D to the Loan Agreement is hereby amended in its entirety to read as set forth on Exhibit D hereto.
     3. Limited Waiver. Bank waives the requirement that Borrower comply with the adjusted net loss financial covenant set forth in Section 6.7 (ii) of the Loan Agreement for the fiscal quarter ending September 30, 2008. This waiver does not constitute a waiver of Borrower’s obligation to meet said financial covenant at any other applicable date, nor does it constitute a waiver of any of the other terms or provisions of the Loan Agreement, or any other documents, instruments or agreements, whether or not similar to the foregoing.
     4. Limitation of Amendments.
          4.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
          4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
     5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
          5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
          5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
          5.3 The organizational documents of Borrower delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
          5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

          5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
          5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and
          5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
     6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     7. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment of an amendment fee in an amount equal to $50,000 (which is fully earned on the date hereof, is in addition to all interest and all other fees and is non-refundable).
[Signature page follows.]
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     In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		I-FLOW CORPORATION

By:	/s/ Robert Anderson	By:	/s/ James R. Talevich

	Name: Robert Anderson Title: Senior Relationship Manager		Name: James R. Talevich Title: Chief Financial Officer
[Signature Page— Amendment to Amended and Restated Loan and Security Agreement]